UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________

SCHEDULE 14A

________________

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ADIAL PHARMACEUTICALS, INC.
(Name of Registrant as Specified in Its Charter)

________________________________________________________________

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1180 Seminole Trail, Suite 495
Charlottesville, Virginia 22901

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on April 12, 2023

Notice is hereby given that a special meeting of the stockholders (the “Special Meeting”) of Adial Pharmaceuticals, Inc., a Delaware corporation (the “Company”), will be held on April 12, 2023, at 10:00 a.m. Eastern Time, at 1180 Seminole Trial, Suite 495, Charlottesville, VA 22901. We are holding the Special Meeting for the following purposes, which are more fully described in the accompanying proxy statement:

1.       To approve an amendment to the Company’s Certificate of Incorporation (the “Charter”), in substantially the form attached to the proxy statement as Annex A, to, at the discretion of the Board of Directors of the Company (the “Board”), effect a reverse stock split with respect to the Company’s issued and outstanding common stock, par value $0.001 per share (“Common Stock”), including stock held by the Company as treasury shares, at a ratio of 1-for-2 to 1-for-50 (the “Range”), with the ratio within such Range (the “Reverse Stock Split Ratio”) to be determined at the discretion of the Board (the “Reverse Stock Split Proposal”) and included in a public announcement;

2.       To approve an adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event there are not sufficient votes in favor of the Reverse Stock Split Proposal (the “Adjournment Proposal”).

Stockholders are referred to the proxy statement accompanying this notice for more detailed information with respect to the matters to be considered at the Special Meeting. After careful consideration, the Board has determined that each proposal listed above is in the best interests of the Company and its stockholders and has approved each proposal. The Board recommends a vote FOR the Reverse Stock Split Proposal (Proposal 1) and FOR the Adjournment Proposal (Proposal 2).

The Board has fixed the close of business on February 24, 2023 as the Record Date for the Special Meeting. Only stockholders of record of our Common Stock, on the Record Date are entitled to receive notice of the Special Meeting and to vote at the Special Meeting or at any postponement(s) or, continuations(s), or adjournment(s) of the Special Meeting.

A complete list of registered stockholders entitled to vote at the Special Meeting will be available for inspection at our offices during regular business hours for the 10 calendar days prior to the Special Meeting and in person during the Special Meeting.

YOUR VOTE AT THE SPECIAL MEETING IS IMPORTANT.

Whether or not you plan to attend the Special Meeting in person, we urge you to vote your shares as promptly as possible by Internet, telephone or mail.

If your shares are held in the name of a broker, trust, bank or other nominee, and you receive these materials through your broker or through another intermediary, please complete and return the materials in accordance with the instructions provided to you by such broker or other intermediary.

On behalf of our entire Board of Directors, we thank you for your continued support.

By order of the Board of Directors,
/s/ Cary J. Claiborne
Cary J. Claiborne
President and Chief Executive Officer
Charlottesville, Virginia
March 6, 2023

i

1180 Seminole Trail, Suite 495
Charlottesville, Virginia 22901

PROXY STATEMENT
FOR
SPECIAL MEETING OF STOCKHOLDERS
To Be Held on April 12, 2023

Unless the context otherwise requires, references in this proxy statement to “we,” “us,” “our,” the “Company” or “Adial” refer to Adial Pharmaceuticals, Inc., a Delaware corporation and its consolidated subsidiary as a whole. In addition, unless the context otherwise requires, references to “stockholders” are to the holders of our common stock, par value $0.001 per share (“Common Stock”).

The accompanying proxy is solicited by the Board of Directors (the “Board”) on behalf of Adial Pharmaceuticals, Inc. to be voted at the Company’s Special Meeting of Stockholders (the “Special Meeting”) to be held on April 12, 2023, and at any adjournment, continuation or postponement thereof, for the purposes set forth in the accompanying Notice of Special Meeting of Stockholders (the “Notice”). The Special Meeting will be held on April 12, 2023 at 10:00 a.m. Eastern time. This proxy statement and accompanying form of proxy are dated March 6, 2023 and are expected to be first sent or given to stockholders on or about March 10, 2023.

If you held shares of our Common Stock at the close of business on February 24, 2023 (the “Record Date”), you are invited to attend the Special Meeting at 1180 Seminole Trial, Suite 495, Charlottesville, VA 22901 and to vote on the proposals described in this proxy statement.

The executive offices of the Company are located at, and the mailing address of the Company is, 1180 Seminole Trail, Suite 495, Charlottesville, Virginia 22901.

The Company will pay the costs of soliciting proxies from stockholders. We have retained D.F. King & Co., Inc. to assist in the solicitation of proxies for a fee of $10,000, plus reimbursement of expenses. In addition to solicitation by mail and by D.F. King & Co., Inc., our directors, officers and employees may solicit proxies on behalf of the Company, without additional compensation, by telephone, facsimile, mail, on the Internet or in person.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be held on April 12, 2023: Pursuant to SEC rules, with respect to the Special Meeting, we have elected to utilize the “full set delivery” option of providing paper copies of all of our proxy materials by mail. The Notice of Special Meeting and Proxy Statement are also available at www.proxyvote.com.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

What is a proxy?

A proxy is another person that you legally designate to vote your stock. If you designate someone as your proxy in a written document, that document is also called a “proxy” or a “proxy card.” By using the methods discussed below, you will be appointing Cary Claiborne and Joseph Truluck as your proxy. The proxy agent will vote on your behalf, and will have the authority to appoint a substitute to act as proxy. If you are unable to attend the Special Meeting, please vote by proxy so that your shares may be voted.

What is a proxy statement?

A proxy statement is a document that regulations of the Securities and Exchange Commission (“SEC”) require that we give to you when we ask you to sign a proxy card to vote your stock at the Special Meeting.

What proposals are being presented for a stockholder vote at the Special Meeting?

At the Special Meeting, stockholders will act upon the following proposals:

•        The approval of an amendment (the “Reverse Stock Split Amendment”) to the Company’s Certificate of Incorporation the “Charter”), in substantially the form attached to the proxy statement as Annex A, to, at the discretion of the Board, effect a reverse stock split with respect to the Company’s issued and outstanding Common Stock, par value $0.001 per share (the “Common Stock”), including stock held by the Company as treasury shares, at a ratio of 1-for-2 to 1-for-50 (the “Range”), with the ratio within such Range (the “Reverse Stock Split Ratio”) to be determined at the discretion of the Board and included in a public announcement (such action, the “Reverse Stock Split” and such proposal is referred to herein as the “Reverse Stock Split Proposal”);

•        The approval of an adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event there are not sufficient votes in favor of the Reverse Stock Split Proposal (the “Adjournment Proposal”).

Why is the Company electing to effect a reverse stock split?

Our Board has unanimously adopted a resolution declaring advisable, and recommending to our stockholders for their approval, an amendment to our Charter authorizing the Reverse Stock Split at a ratio in the Range, such ratio to be determined by the Board and included in a public announcement, and granting the Board the discretion to file a certificate of amendment to our Charter with the Secretary of State of the State of Delaware effecting the Reverse Stock Split at any time prior to the one-year anniversary of the date on which the Reverse Stock Split is approved by our stockholders at the Special Meeting or to abandon the Reverse Stock Split altogether. The form of the proposed Reverse Stock Split Amendment is attached to this proxy statement as Annex A. The Reverse Stock Split Amendment will effect the Reverse Stock Split by reducing the number of outstanding shares of Common Stock as compared to the number of outstanding shares immediately prior to the effectiveness of the Reverse Stock Split, but will not increase the par value of the Common Stock, and will not change the number of authorized shares of our capital stock. Stockholders are urged to carefully read Annex A. If implemented, the number of shares of our Common Stock owned by each of our stockholders will be reduced by the same proportion as the reduction in the total number of shares of our Common Stock outstanding, so that the percentage of our outstanding Common Stock owned by each of our stockholders will remain approximately the same except with respect to fractional shares.

What are the consequences if the Reverse Stock Split Proposal is not approved by stockholders?

If stockholders fail to approve the Reverse Stock Split Proposal our Board would not have the authority to effect the Reverse Stock Split to, among other things, facilitate the continued listing of our Common Stock on The Nasdaq Stock Market LLC (“Nasdaq”) by increasing the per share trading price of our Common Stock to help ensure a share price high enough to satisfy the $1.00 per share minimum bid price requirement. Any inability of our Board to effect the Reverse Stock Split could expose us to delisting from Nasdaq. Moreover, we have a limited number of authorized shares of Common Stock available under our Charter, and failure to approve the Reverse Stock Split Proposal may limit our ability to raise capital through the sale of Common Stock.

What is the record date and what does it mean?

The Record Date to determine the stockholders entitled to notice of and to vote at the Special Meeting is the close of business on February 24, 2023. The Record Date was established by the Board as required by Delaware law. On the Record Date, 28,516,564 shares of Common Stock were issued and outstanding.

Who is entitled to vote at the Special Meeting?

Holders of record of our Common Stock as of the close of business on the Record Date will be entitled to notice of and to vote at the Special Meeting and at any adjournments or postponements thereof. Holders of record of shares of Common Stock have the right to vote on all matters brought before the Special Meeting.

You do not need to attend the Special Meeting to vote your shares. Instead, you may vote your shares by marking, signing, dating and returning the enclosed proxy card or voting through the Internet.

What are the voting rights of the stockholders?

Each share of our Common Stock outstanding as of the record date is entitled to one vote per share on all matters properly brought before the Special Meeting.

What is the difference between a stockholder of record and a “street name” holder?

If your shares are registered directly in your name with our transfer agent, VStock Transfer, LLC, you are considered the stockholder of record with respect to those shares. The notice of the Special Meeting has been sent directly to you by us.

If your shares are held in a stock brokerage account or by a bank or other nominee, the nominee is considered the record holder of those shares. You are considered the beneficial owner of these shares, and your shares are held in “street name.” A notice or proxy statement and voting instruction card have been forwarded to you by your nominee. As the beneficial owner, you have the right to direct your nominee concerning how to vote your shares by using the voting instructions they included in the mailing or by following their instructions for voting by telephone or the Internet.

Q.     What is a broker non-vote?

Broker non-votes occur when shares are held indirectly through a broker, bank or other intermediary on behalf of a beneficial owner (referred to as held in “street name”) and the broker submits a proxy but does not vote for a matter because the broker has not received voting instructions from the beneficial owner and the broker does not have discretionary voting authority on the matter. Under the rules of the New York Stock Exchange (the “NYSE”) that govern how brokers may vote shares for which they have not received voting instructions from the beneficial owner, brokers are permitted to exercise discretionary voting authority only on “routine” matters when voting instructions have not been timely received from a beneficial owner. We expect that Proposals 1 and 2 are each be considered a “routine matter.” Therefore, if you do not provide voting instructions to your broker regarding Proposal 1 or Proposal 2, your broker will be permitted to exercise discretionary voting authority to vote your shares on the proposals for which you did not provide voting instructions.

Q.     If I am a beneficial owner of shares, can my brokerage firm vote my shares?

If you are a beneficial owner and do not vote via the Internet or telephone, by returning a signed voting instruction card to your broker, or in person at the Special Meeting, your shares may be voted only with respect to so-called “routine” matters where your broker has discretionary voting authority over your shares. We expect that under the rules of the NYSE, Proposal 1 and Proposal 2 are each considered a “routine” matter. Accordingly, brokers will have such discretionary authority to vote on such proposals in their discretion, and may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to such proposals. However, this remains subject to the final determination from the NYSE regarding which of the proposals are “routine” or “non-routine.”

We encourage you to provide instructions to your brokerage firm via the Internet or telephone or by returning your signed voting instruction card. This ensures that your shares will be voted at the Special Meeting with respect to the proposals described in this proxy statement.

When and where is the Special Meeting and what do I need to be able to attend in person?

The Special Meeting will be held on April 12, 2023, at 10:00 a.m. Eastern Time at 1180 Seminole Trial, Suite 495, Charlottesville, VA 22901. Any stockholder who owns our Common Stock on the Record Date can attend the Special Meeting in person.

The meeting will begin promptly at 10:00 a.m. Eastern time. We encourage you to arrive at the meeting prior to the start time and you should allow ample time for the check-in procedures.

How do I cast my vote?

If you are a stockholder of record, there are four ways to vote:

(1)    By Internet at www.vstocktransfer.com/proxy 24 hours a day, seven days a week, until 11:59 p.m. Eastern time on April 11, 2023;

(2)    By toll-free telephone at 1-800-454-8683, until 11:59 p.m. Eastern time on April 11, 2023;

(3)    By completing, signing, dating and mailing your proxy card in the postage-paid envelope we have provided or returning it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717; or

(4)    By appearing at the Special Meeting in person.

By completing and submitting a proxy, you will direct the designated persons (known as “proxies”) to vote your stock at the Special Meeting in accordance with your instructions. The Board has appointed Cary Claiborne, our Chief Executive Officer, and Joseph Truluck, our Chief Financial Officer, to serve as the proxies for the Special Meeting.

In order to be counted, proxies submitted by telephone or Internet must be received by 11:59 p.m. Eastern time on April 11, 2023. Proxies submitted by U.S. mail must be received before the start of the Special Meeting.

Your proxy will be voted according to your instructions. If you are a stockholder of record and do not vote via the Internet or telephone or by returning a signed proxy card, your shares will not be voted unless you attend the Special Meeting and vote your shares in person. If you vote via the Internet or telephone and do not specify contrary voting instructions, your shares will be voted in accordance with the recommendations of our Board on all matters. Similarly, if you sign and submit your proxy card with no instructions, your shares will be voted in accordance with the recommendations of our Board on all matters. No other business will be considered at the Special Meeting.

If your shares are held in “street name,” meaning they are held for your account by an intermediary, such as a bank, broker or other nominee, then you are deemed to be the beneficial owner of your shares and the broker that actually holds the shares for you is the record holder and is required to vote the shares it holds on your behalf according to your instructions. The proxy materials, as well as voting and revocation instructions, should have been forwarded to you by the bank, broker or other nominee that holds your shares. In order to vote your shares, you will need to follow the instructions that your bank, broker or other nominee provides you. The voting deadlines and availability of telephone and Internet voting for beneficial owners of shares held in “street name” will depend on the voting processes of the bank, broker or other nominee that holds your shares. Therefore, we urge you to carefully review and follow the voting instruction card and any other materials that you receive from that organization.

In the event you do not provide instructions on how to vote, we expect that your broker will have authority to vote your shares with respect to the Reverse Stock Split Proposal and the Adjournment Proposal. Under the rules that govern brokers who are voting with respect to shares that are held in street name, brokers have the discretion to vote such shares on “routine” matters, but not on “non-routine” matters. We expect that each of the Reverse Stock Split Proposal and the Adjournment Proposal is considered a “routine” matter. Accordingly, your broker, bank or other nominee may vote your shares if it does not receive instructions from you on Proposal 1 (Reverse Stock Split Proposal) and Proposal 2 (Adjournment Proposal). A failure to instruct your broker, bank or other nominee on how to vote your shares will not necessarily count as a vote against Proposal 1 (Reverse Stock Split Proposal) and Proposal 2 (Adjournment Proposal).

What if I return a proxy card or otherwise submit a proxy but do not make specific choices?

If you are a record holder and return a signed and dated proxy card or otherwise submit a proxy without marking voting selections, your shares will be voted, as applicable, FOR Proposal 1 — the Reverse Stock Split Proposal and FOR Proposal 2 — the Adjournment Proposal.

Who counts the votes?

All votes will be tabulated by the inspector of election appointed for the Special Meeting. Each proposal will be tabulated separately.

What are my choices when voting?

When you cast your vote on:

Proposal 1:    You may vote FOR the proposal, AGAINST the proposal or ABSTAIN.

Proposal 2:    You may vote FOR the proposal, AGAINST the proposal or ABSTAIN.

How does the Board recommend I vote on the proposals?

The Board recommends you vote:

•        “FOR” the Reverse Stock Split Proposal;

•        “FOR” the Adjournment Proposal.

What is a “quorum?”

A quorum is the minimum number of shares required to be present or represented by proxy at the Special Meeting to properly hold a meeting of stockholders and conduct business under our Amended and Restated Bylaws and Delaware law. The presence, in person or by proxy, of thirty-three and four-tenths percent (33.4%) of the voting power of the stock issued, outstanding and entitled to vote at the Special Meeting will constitute a quorum at the Special Meeting. Abstentions and broker non-votes will be counted as shares present and entitled to vote for the purposes of determining a quorum for the Special Meeting.

What vote is required to approve each item?

The following table sets forth the voting requirement with respect to each of the proposals:

Proposal 1 — Reverse Stock Split Proposal.	To be approved by stockholders, this proposal must receive the affirmative “FOR” vote of the majority of the issued and the outstanding shares of Common Stock on the Record Date.
Proposal 2 — Adjournment Proposal.

To be approved by stockholders, this proposal must receive the affirmative “FOR” vote of the majority of the shares of Common Stock present in person or represented by proxy at the Special Meeting and entitled to vote on the proposal.

How are abstentions and broker non-votes treated?

Abstentions are included in the determination of the number of shares of Common Stock present at the Special Meeting for determining a quorum at the meeting. An abstention is not an “affirmative vote,” but an abstaining stockholder is considered “entitled to vote” at the Special Meeting. Accordingly, an abstention will have the effect of a vote against Proposals 1 and 2.

Broker non-votes will be included in the determination of the number of shares of Common Stock present at the Special Meeting for determining a quorum at the meeting. Because your broker will have discretionary voting authority with respect to Proposals 1 and 2, we do not expect to have any broker-non-votes; however, if we were to have a broker-non-vote it would have no effect on upon the approval of Proposal 2 as broker non-votes are not considered “entitled to vote.” Broker non-votes, to the extent applicable, will have the effect of a vote against Proposal 1.

If your shares are held in the name of a bank, broker or other nominee, you should check with your bank, broker or other nominee and follow the voting instructions provided. Attendance at the Special Meeting alone will not revoke your proxy.

Can I revoke or change my proxy?

You may revoke your proxy and change your vote at any time before the final vote at the Special Meeting. You may vote again on a later date via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Special Meeting will be counted), by signing and returning a proxy card or voting instructions form with a later date, or by attending the Special Meeting and voting in person. However, your attendance at the Special Meeting will not automatically revoke your proxy unless you vote again at the Special Meeting or specifically request that your prior proxy is revoked by delivering to the Company’s corporate secretary at 1180 Seminole Trail, Suite 495, Charlottesville, Virginia 22901 a written notice of revocation prior to the Special Meeting.

Do I have any dissenters’ or appraisal rights with respect to any of the matters to be voted on at the Special Meeting?

No. None of the stockholders has any dissenters’ or appraisal rights with respect to the matters to be voted on at the Special Meeting.

What does it mean if I get more than one set of voting materials?

Your shares are probably registered in more than one account. Please follow the separate voting instructions that you received for your shares of Common Stock held in each of your different accounts to ensure that all of your shares are voted.

What are the solicitation expenses and who pays the cost of this proxy solicitation?

Our Board is asking for your proxy and we will pay all of the costs of asking for stockholder proxies. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of Common Stock and collecting voting instructions. We may use officers and employees of the Company to ask for proxies, as described below.

Is this Proxy Statement the only way that proxies are being solicited?

No. In addition to the solicitation of proxies, we have engaged D.F. King & Co., Inc., the proxy solicitation firm hired by the Company, at an approximate cost of $10,000, plus reimbursement of expenses, to solicit proxies on behalf of our Board. D.F. King & Co., Inc. may solicit the return of proxies, either by mail, telephone, telecopy, e-mail or through personal contact. The fees of D.F. King & Co., Inc. as well as the reimbursement of expenses of D.F. King & Co., Inc. will be borne by us. Our officers, directors and employees may also solicit the return of proxies, either by mail, telephone, telecopy, e-mail or through personal contact. These officers and employees will not receive additional compensation for their efforts but will be reimbursed for out-of-pocket expenses. Brokerage houses and other custodians, nominees and fiduciaries, in connection with shares of the Common Stock registered in their names, will be requested to forward solicitation material to the beneficial owners of shares of Common Stock.

Are there any other matters to be acted upon at the Special Meeting?

The only matters to be acted upon at the Special Meeting are the Reverse Stock Split Proposal and the Adjournment Proposal. No other matters will be acted upon at the Special Meeting.

Where can I find the voting results of the Special Meeting?

The preliminary voting results will be announced at the Special Meeting. The final results will be published in a Current Report on Form 8-K to be filed by us with the SEC within four business days of the meeting.

Whom do I call if I have questions?

If you have any questions, need additional material, or need assistance in voting your shares, please feel free to contact the firm assisting us in the solicitation of proxies, D.F. King & Co., Inc., at (800) 967-0261.

PROPOSAL 1:

APPROVAL OF THE AMENDMENT
TO THE COMPANY’S CHARTER
TO EFFECT THE REVERSE STOCK SPLIT

Reasons for the Reverse Split Proposal

The Board is recommending to the Company’s stockholders for their approval an amendment that would authorize, but not obligate the Board, to amend the Company’s Certificate of Incorporation to effect a reverse stock split of the outstanding and treasury shares of Common Stock at a ratio in the range of 1-for-2 to 1-for-50 (the “Reverse Stock Split”), which ratio would be subject to the Board’s discretion following stockholder approval. The Company believes that the availability of a range of reverse split ratios will provide the Company with the flexibility to implement the Reverse Stock Split, if effected at all, in a manner designed to maximize the anticipated benefits for the Company and its stockholders. The general description of the Reverse Stock Split Amendment set forth below is a summary only and is qualified in its entirety by and subject to the full text of the form of proposed amendment which is attached as Annex A hereto.

The Board’s primary objective in asking for authority to effect a reverse split is to increase the per-share trading price of our Common Stock. If our Board does not implement the Reverse Stock Split prior to the one-year anniversary of the date on which the Reverse Stock Split is approved by our stockholders at the Special Meeting, the authority granted in this proposal to implement the Reverse Stock Split will terminate and the Reverse Stock Split Amendment will be abandoned.

As background, we received notice on August 31, 2022 from the Nasdaq Listing Qualifications Department (the “Staff”) of the Nasdaq notifying us of our noncompliance with Nasdaq Listing Rule 5550(a)(2) by failing to maintain a minimum bid price for our Common Stock on the Nasdaq of at least $1.00 per share for 30 consecutive business days (the “Minimum Bid Price Requirement”). We were given 180 days, or until February 27, 2023 to regain compliance; provided that the Nasdaq Staff retains discretion to grant an additional 180-calendar day grace period to determine that we have demonstrated an ability to maintain long-term compliance so long as we (i) meet the continued listing requirement for the market value of its publicly held shares and all other initial listing standards for Nasdaq, with the exception of the bid price requirement, and (ii) provide a written notice to the Staff of our intention to cure the deficiency during the second grace period by effecting a reverse stock split (which notice was provided by us to Nasdaq on February 14, 2023). On February 28, 2023, we were notified by the Nasdaq staff that we had been granted until August 28, 2023 to regain compliance with the minimum bid price requirement. In the event that we are unable to cure the deficiency, and ultimately receive notice that our Common Stock is being delisted, Nasdaq listing rules permit us to appeal the delisting determination by the Staff to a Nasdaq hearings panel. Accordingly, we are hereby asking our stockholders to approve a reverse split to, among other things, give us the option to seek to regain compliance with the Minimum Bid Price Requirement prior to expiration of the second compliance period.

The Board believes that the failure of stockholders to approve the Reverse Stock Split Proposal could prevent us from maintaining compliance with the Minimum Bid Price Requirement and could inhibit our ability to conduct capital raising activities, among other things. If Nasdaq delists the Common Stock, then the Common Stock would likely become traded on an over-the-counter market such as those maintained by OTC Markets Group Inc., which do not have the substantial corporate governance or quantitative listing requirements for continued trading that Nasdaq has. In that event, interest in Common Stock may decline and certain institutions may not have the ability to trade in the Common Stock, all of which could have a material adverse effect on the liquidity or trading volume of the Common Stock. If the Common Stock becomes significantly less liquid due to delisting from Nasdaq, our stockholders may not have the ability to liquidate their investments in the Common Stock as and when desired and we believe our ability to maintain analyst coverage, attractive investor interest, and have access to capital may become significantly diminished as a result.

In addition, we have a limited number of authorized shares issuable under our current Charter. Amendment of our Certificate of Incorporation to effect the Reverse Stock Split will increase the number of shares available for future issuance, facilitating future fundraising activities if necessary. A failure to approve the Reverse Stock Split Proposal may limit our ability to raise capital through the sale of Common Stock.

Potential Effects of the Amendment

If the Board decides to implement the Reverse Stock Split, the Company would communicate to the public, prior to the effective time of the Reverse Stock Split, additional details regarding the Reverse Stock Split (including the final Reverse Stock Split Ratio, as determined by the Board). By voting in favor of the Reverse Stock Split, you are also expressly authorizing the Board to determine not to proceed with, and to defer or to abandon, the Reverse Stock Split, in the Board’s sole discretion. In determining whether to implement the Reverse Stock Split following receipt of stockholder approval of the Reverse Stock Split, and which Reverse Stock Split Ratio to implement, if any, the Board may consider, among other things, various factors, such as:

•        our ability to maintain our listing on Nasdaq;

•        the historical trading price and trading volume of the Common Stock;

•        the then-prevailing trading price and trading volume of the Common Stock and the expected impact of the reverse stock split on the trading market for the Common Stock in the short and long term;

•        which Reverse Stock Split Ratio would result in the greatest overall reduction in our administrative costs; and

•        prevailing general market and economic conditions.

Potential Reasons for the Reverse Stock Split

To increase the per share price of our Common stock and to maintain our Nasdaq Listing.    As discussed above, the primary objective for effecting the Reverse Stock Split, should our Board choose to effect one, would be to increase the per share price of our Common Stock and regain compliance with the Nasdaq Minimum Bid Price. Our Board believes that, should the appropriate circumstances arise, effecting the Reverse Stock Split, could, among other things, help us to appeal to a broader range of investors, generate greater investor interest in the Company, and improve the perception of our Common Stock as an investment security. Our Common Stock is listed on Nasdaq and the continuing failure to comply with the Minimum Bid Price Requirement may be cured, if the closing share price is at least $1.00 per share, and the price remains at or above the level for at least the following 10 business days prior to expiration of any Nasdaq grace period. Our request included a written notice to the Staff of our intention to cure the deficiency during this grace period by effecting a reverse stock split, if necessary. The Board believes that the Reverse Stock Split may potentially assist us in achieving compliance with the Minimum Bid Price Requirement. We currently believe that we are in compliance with all other applicable continued listing requirements of Nasdaq.

To potentially improve the liquidity of the Common Stock.    A Reverse Stock Split could allow a broader range of institutions to invest in the Common Stock (namely, funds that are prohibited from buying stocks whose price is below certain thresholds), potentially increasing trading volume and liquidity of the Common Stock and potentially decreasing the volatility of the Common Stock if institutions become long-term holders of the Common Stock. A Reverse Stock Split could help increase analyst and broker interest in the Common Stock as their policies can discourage them from following or recommending companies with low stock prices. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, a low average price per share of Common Stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were higher. Some investors, however, may view a Reverse Stock Split negatively since it reduces the number of shares of Common Stock available in the public market. If the Reverse Stock Split Amendment is approved and the Board believes that effecting the Reverse Split is in our best interest and the best interest of our stockholders, the Board may effect this Reverse Stock Split, regardless of whether our stock is at risk of delisting from Nasdaq, for purposes of enhancing the liquidity of the Common Stock and to facilitate capital raising.

To increase the number of additional shares issuable under the Company’s charter.    A Reverse Stock Split will reduce the nominal number of shares of Common Stock outstanding and the number of shares of Common Stock issuable on exercise of Company warrants or options, while leaving the number of shares issuable under our Charter unchanged. A Reverse Stock split will therefor effectively increase the number of shares of the Common Stock that we are able to issue. This effective increase will facilitate future capital fundraising on our part. As a biotechnology company without a revenue generating product yet on the market and considerable development costs that must be funded to bring a product to market, we are likely to require additional capital funding. Some investors may find the Common Stock more attractive if the Reverse Stock Split is effected with additional assurance that we are unlikely to be limited in our ability to access needed capital by the number of shares of our Common Sock authorized for issuance. However, other investors may find the Common Stock a less attractive investment with the knowledge that additional dilution of the Common Stock is possible.

Certain Risks Associated with a Reverse Stock Split

Reducing the number of outstanding shares of the Common Stock through the Reverse Split Proposal is intended, absent other factors, to increase the per share market price of the Common Stock. Other factors, however, such as our financial results, market conditions, the market perception of our business and other risks, including those set forth below and in our SEC filings and reports, may adversely affect the market price of the Common Stock. As a result, there can be no assurance that the Reverse Stock Split, if completed, will result in the intended benefits described above, that the market price of the Common Stock will increase following the Reverse Stock Split or that the market price of the Common Stock will not decrease in the future.

The Reverse Stock Split May Not Result in a Sustained Increase in the Price of the Common Stock.    As noted above, the principal purpose of the Reverse Split Proposal is to maintain the average per share market closing price of the Common Stock above $1.00 per share in order to comply with Minimum Bid Price Requirement under Nasdaq Listing Rules. However, the effect of the Reverse Stock Split upon the market price of the Common Stock cannot be predicted with any certainty and we cannot assure you that the Reverse Stock Split will accomplish this objective for any meaningful period of time, or at all. The Board believes that a Reverse Stock Split has the potential to increase the market price of the Common Stock so that we may be able to satisfy the Minimum Bid Price Requirement. However, the long- and short-term effect of the Reverse Stock Split upon the market price of the Common Stock cannot be predicted with any certainty.

The Reverse Stock Split May Decrease the Liquidity of the Common Stock.    The Board believes that the Reverse Stock Split may result in an increase in the market price of the Common Stock, which could lead to increased interest in the Common Stock and possibly promote greater liquidity for our stockholders. However, the Reverse Stock Split will also reduce the total number of outstanding shares of Common Stock, which may lead to reduced trading and a smaller number of market makers for the Common Stock.

The Reverse Stock Split May Result in Some Stockholders Owning “Odd Lots” That May Be More Difficult to Sell or Require Greater Transaction Costs per Share to Sell.    If the Reverse Stock Split is implemented, it will increase the number of stockholders who own “odd lots” of less than 100 shares of Common Stock. A purchase or sale of less than 100 shares of Common Stock (an “odd lot” transaction) may result in incrementally higher trading costs through certain brokers, particularly “full service” brokers. Therefore, those stockholders who own less than 100 shares of Common Stock following the Reverse Stock Split may be required to pay higher transaction costs if they sell their Common Stock.

The Reverse Stock Split May Lead to a Decrease in the Overall Market Capitalization of the Company.    The Reverse Stock Split may be viewed negatively by the market and, consequently, could lead to a decrease in our overall market capitalization. If the per share market price of the Common Stock does not increase in proportion to the Reverse Stock Split Ratio, then our value, as measured by our market capitalization, will be reduced.

The Reverse Stock Split May Lead to Further Dilution of the Common Stock.    Since the Reverse Split Proposal would reduce the number of shares of Common Stock outstanding and the number of shares of Common Stock issuable on exercise of our warrants or options, while leaving the number of shares authorized and issuable under our Charter unchanged, the Reverse Stock Split would effectively increase the number of shares of the Common Stock that we would be able to issue and could lead to dilution of the Common Stock in future financings.

Impact of a Reverse Stock Split If Implemented

A Reverse Stock Split would affect all holders of Common Stock uniformly and would not affect any stockholder’s percentage ownership interests or proportionate voting power. The other principal effects of the Reverse Stock Split Amendment will be that:

•        the number of issued and outstanding shares of Common Stock (and treasury shares), if any, will be reduced proportionately based on the final Reverse Stock Split Ratio, as determined by the Board;

•        based on the final Reverse Stock Split Ratio, the per share exercise price of all outstanding options and warrants will be increased proportionately and the number of shares of Common Stock issuable upon the exercise of all outstanding options and warrants will be reduced proportionately; and

•        the number of shares reserved for issuance pursuant to any outstanding equity awards and any maximum number of shares with respect to which equity awards may be granted will be reduced proportionately based on the final Reverse Stock Split Ratio.

The following table sets forth the approximate number of shares of the Common Stock that would be outstanding immediately after the Reverse Stock Split based on the current authorized number of shares of Common Stock at various exchange ratios, based on 28,516,564 shares of Common Stock actually outstanding as of February 24, 2023. The table does not account for fractional shares that will be paid in cash.

Ratio of Reverse Stock Split	Approximate Shares of Common Stock Outstanding After Reverse Stock Split Based on Current Authorized Number of Shares*
None	28,516,564
1:2	14,258,282
1:5	5,703,312
1:10	2,851,656
1:20	1,425,828
1:30	950,552
1:40	712,914
1:50	570,331

____________

*        Excludes the effect of fractional share treatment.

We are currently authorized to issue a maximum of 50,000,000 shares of our Common Stock. As of the Record Date, there were 28,516,564 shares of our Common Stock issued and outstanding. Although the number of authorized shares of our Common Stock will not change as a result of the Reverse Stock Split, the number of shares of our Common Stock issued and outstanding will be reduced in proportion to the ratio selected by the Board. Thus, the Reverse Stock Split will effectively increase the number of authorized and unissued shares of our Common Stock available for future issuance by the amount of the reduction effected by the Reverse Stock Split.

Following the Reverse Stock Split, the Board will have the authority, subject to applicable securities laws, to issue all authorized and unissued shares without further stockholder approval, upon such terms and conditions as the Board deems appropriate. Although we consider financing opportunities from time to time, we do not currently have any plans, proposals or understandings to issue the additional shares that would be available if the Reverse Stock Split is approved and effected, but some of the additional shares underlie warrants, which could be exercised or converted after the Reverse Stock Split Amendment is effected.

Effects of the Reverse Stock Split

Management does not anticipate that our financial condition, the percentage ownership of Common Stock by management, the number of our stockholders or any aspect of our business will materially change as a result of the Reverse Stock Split. Because the Reverse Stock Split will apply to all issued and outstanding shares of Common Stock and outstanding rights to purchase Common Stock or to convert other securities into Common Stock the proposed Reverse Stock Split will not alter the relative rights and preferences of existing stockholders, except to the extent the Reverse Stock Split will result in fractional shares, as discussed in more detail below.

The Common Stock is currently registered under Section 12(b) of the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Stock Split will not affect the registration of the Common Stock under the Exchange Act or the listing of the Common Stock on Nasdaq (other than to the extent it facilitates compliance with Nasdaq continued listing standards). Following the Reverse Stock Split, the Common Stock will continue to be listed on Nasdaq, although it will be considered a new listing with a new Committee on Uniform Securities Identification Procedures, or CUSIP number.

The rights of the holders of the Common Stock will not be affected by the Reverse Stock Split, other than as a result of the treatment of fractional shares as described below. For example, a holder of 2% of the voting power of the outstanding shares of the Common Stock immediately prior to the effectiveness of the Reverse Stock Split Amendment will generally continue to hold 2% of the voting power of the outstanding shares of the Common Stock immediately after effecting the Reverse Stock Split. The number of stockholders of record will not be affected by the Reverse Stock Split (except to the extent any are cashed out as a result of holding fractional shares). If approved and implemented, the Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of the Common Stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally higher than the costs of transactions in “round lots” of even multiples of 100 shares. The Board believes, however, that these potential effects are outweighed by the benefits of the Reverse Stock Split.

Effectiveness of the Reverse Stock Split.    The Reverse Stock Split, if approved by our stockholders, would become effective upon the filing and effectiveness (the “Effective Time”) of an amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware, which would take place at the Board’s discretion. The exact timing of the filing of the amendment to our Certificate of Incorporation, if filed, would be determined by the Board based on its evaluation as to when such action would be the most advantageous to us and our stockholders. In addition, the Board reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the Reverse Stock Split at any time prior to filing the Reverse Stock Split Amendment with the Secretary of State of the State of Delaware, the Board, in its sole discretion, determines that it is no longer in our best interests or the best interests of our stockholders to proceed with the Reverse Stock Split. If our Board does not implement the Reverse Stock Split prior to the one-year anniversary of the date on which the Reverse Stock Split is approved by our stockholders at the Special Meeting, the authority granted in this proposal to implement the Reverse Stock Split will terminate and the Reverse Stock Split will be abandoned.

Effect on Par Value; Reduction in Stated Capital.    The proposed Reverse Stock Split will not affect the par value of our stock, which will remain at $0.001 per share of Common Stock and $0.001 per share of Preferred Stock. As a result, the stated capital on our balance sheet attributable to our Common Stock, which consists of the par value per share of Common Stock multiplied by the aggregate number of shares of Common Stock issued and outstanding, will be reduced in proportion to the Reverse Stock Split Ratio selected by the Board. Correspondingly, our additional paid-in capital account, which consists of the difference between our stated capital and the aggregate amount paid to the Company upon issuance of all currently outstanding shares of the Common Stock, will be increased by the amount by which the stated capital is reduced. Our stockholders’ equity, in the aggregate, will remain unchanged.

Book-Entry Shares.    If the Reverse Stock Split is effected, stockholders, either as direct or beneficial owners, will have their holdings electronically adjusted by our transfer agent (and, for beneficial owners, by their brokers or banks that hold in “street name” for their benefit, as the case may be) to give effect to the Reverse Stock Split. Banks, brokers, custodians or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding Common Stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split and making payment for fractional shares. If a stockholder holds shares of Common Stock with a bank, broker, custodian or other nominee and has any questions in this regard, stockholders are encouraged to contact their bank, broker, custodian or other nominee. We do not issue physical certificates to stockholders.

No Appraisal Rights.    Under the Delaware General Corporation Law, our stockholders are not entitled to dissenters’ rights or appraisal rights with respect to the Reverse Stock Split described in the Reverse Stock Split Proposal, and we will not independently provide our stockholders with any such rights.

Fractional Shares.    We do not intend to issue fractional shares in connection with the Reverse Stock Split. and, in lieu thereof, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the reclassification and combination following the Effective Time (after taking into account all fractional shares of Common Stock otherwise issuable to such holder) shall be entitled to receive a cash payment equal to the number of shares of the Common Stock held by such stockholder before the Reverse Stock Split that would otherwise have been exchanged for such fractional share interest multiplied by the average closing sales price of the Common Stock as reported on the Nasdaq for the ten days preceding the Effective Time. After the Reverse Stock Split is effected, a stockholder will have no further interest in our company with respect to its fractional share interest and persons otherwise entitled to a fractional share will not have any voting, dividend or other rights with respect thereto, except to receive the above-described cash payment. Stockholders should be aware that under the escheat laws of various jurisdictions, sums due for fractional interests that are not timely claimed after the Effective Time may be required to be paid to the designated agent for each such jurisdiction. Stockholders otherwise entitled to receive such funds, who have not received them, will have to seek to obtain such funds directly from the jurisdiction to which they were paid.

Material U.S. Federal Income Tax Considerations Related to the Reverse Stock Split

The following is a general summary of the material U.S. federal income tax considerations to U.S. holders (as defined below) of the Reverse Stock Split. This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated under the Code (the “Treasury Regulations”) and judicial authority and administrative interpretations, all as of the date of this document, and all of which are subject to change, possibly with retroactive effect, and are subject to differing interpretations. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. We have not sought and will not seek an opinion of counsel or any rulings from the Internal Revenue Service (the “IRS”) with respect to any of the tax considerations discussed below. As a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

This discussion is limited to U.S. holders that hold Common Stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address any tax consequences arising under the tax on net investment income or the alternative minimum tax, nor does it address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, U.S. federal estate or gift tax laws, or any tax treaties. Furthermore, this discussion does not address all aspects of U.S. federal income taxation that may be applicable to U.S. holders in light of their particular circumstances or to U.S. holders that may be subject to special rules under U.S. federal income tax laws, including, without limitation:

•        a bank, insurance company or other financial institution;

•        a tax-exempt or a governmental organization;

•        a real estate investment trust;

•        an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•        a regulated investment company or a mutual fund;

•        a dealer or broker in stocks and securities, or currencies;

•        a trader in securities that elects mark-to-market treatment;

•        a holder of Common Stock that received such stock through the exercise of an employee option, pursuant to a retirement plan or otherwise as compensation;

•        a person who holds Common Stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction;

•        a corporation that accumulates earnings to avoid U.S. federal income tax;

•        a person whose functional currency is not the U.S. dollar;

•        a U.S. holder who holds Common Stock through non-U.S. brokers or other non-U.S. intermediaries;

•        a U.S. holder owning or treated as owning 5% or more of the Company’s Common Stock;

•        a person subject to Section 451(b) of the Code; or

•        a former citizen or long-term resident of the United States subject to Section 877 or 877A of the Code.

If a partnership, or any entity (or arrangement) treated as a partnership for U.S. federal income tax purposes, holds Common Stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership and upon certain determinations made at the partner level. Partnerships holding Common Stock and partners in such partnerships should consult their own tax advisors about the U.S. federal income tax consequences of the Reverse Stock Split.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares of Common Stock that is for U.S. federal income tax purposes:

•        an individual citizen or resident of the United States;

•        a corporation (or any other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate, whose income is subject to U.S. federal income tax regardless of its source; or

•        a trust (i) the administration of which is subject to the primary supervision of a U.S. court and that has one or more United States persons that have the authority to control all substantial decisions of the trust or (ii) that has made a valid election under applicable Treasury Regulations to be treated as a United States person.

Tax Consequences of the Reverse Stock Split Generally

The Reverse Stock Split should constitute a “recapitalization” for U.S. federal income tax purposes. As a result, a U.S. holder of Common Stock generally should not recognize gain or loss upon the Reverse Stock Split, except with respect to cash received in lieu of a fractional share of Common Stock, as discussed below. A U.S. holder’s aggregate tax basis in the shares of Common Stock received pursuant to the Reverse Stock Split should equal the aggregate tax basis of the shares of Common Stock surrendered (excluding any portion of such basis that is allocated to any fractional share of Common Stock), and such U.S. holder’s holding period in the shares of Common Stock received should include the holding period in the shares of Common Stock surrendered. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of the shares of Common Stock surrendered to the shares of Common Stock received in a recapitalization pursuant to the Reverse Stock Split. U.S. holders of shares of Common Stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

Cash in Lieu of Fractional Shares

A U.S. holder of Common Stock that receives cash in lieu of a fractional share of Common Stock pursuant to the Reverse Stock Split and whose proportionate interest in us is reduced (after taking into account certain constructive ownership rules) should generally recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. holder’s tax basis in the shares of Common Stock surrendered that is allocated to such fractional share of Common Stock. Such capital gain or loss should be long-term capital gain or loss if the U.S. holder’s holding period for Common Stock surrendered exceeds one year at the effective time of the Reverse Stock Split. The deductibility of capital losses is subject to limitations. A U.S. Holder that receives cash in lieu of a fractional share of our common stock pursuant to the Reverse Stock Split and whose proportionate interest in us is not reduced (after taking into account certain constructive ownership rules) should generally be treated as having received a distribution that will be treated first as dividend income to the extent paid out of our current or accumulated earnings and profits, and then as a tax-free return of capital to the extent of the U.S. Holder’s tax basis in our common stock, with any remaining amount being treated as capital gain. U.S. holders should consult their tax advisors regarding the tax effects to them of receiving cash in lieu of fractional shares based on their particular circumstances.

Information Reporting and Backup Withholding

Cash payments received by a U.S. holder of Common Stock pursuant to the Reverse Stock Split may be subject to information reporting and may be subject to U.S. backup withholding (currently at 24%) unless such holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with the applicable requirements of the backup withholding rules. Any amount withheld under the U.S. backup withholding rules is not an additional tax and will generally be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

Required Vote

The affirmative vote of holders of a majority of the shares of our issued and outstanding Common Stock on the Record Date is required for approval of the Reverse Stock Split Proposal. Each of the failure to vote by proxy or to vote in person and a broker non-vote will have the effect of a vote against the Reverse Stock Split Proposal. An abstention will have the same practical effect as a vote against this proposal. As described above, we expect that the Reverse Stock Split Proposal is considered a “routine” matter. Therefore, your broker, bank or other nominee may vote your shares without receiving instructions from you on this proposal and accordingly, we do not expect any broker non-votes on this proposal. A failure to instruct your broker, bank or other nominee on how to vote your shares will not necessarily count as a vote against this proposal.

Board Recommendation

Our Board recommends a vote “FOR” the approval of the Reverse Stock Split Proposal.

PROPOSAL 2:

APPROVAL OF THE ADJOURNMENT PROPOSAL

Background of and Rationale for the Adjournment Proposal

The Board believes that if the number of shares of our Common Stock outstanding and entitled to vote at the Special Meeting is insufficient to approve the Reverse Stock Split, it is in the best interests of the stockholders to enable the Board to continue to seek to obtain a sufficient number of additional votes to approve the Reverse Stock Split Proposal.

In the Adjournment Proposal, we are asking stockholders to authorize the holder of any proxy solicited by the Board to vote in favor of adjourning or postponing the Special Meeting or any adjournment or postponement thereof. If our stockholders approve this proposal, we could adjourn or postpone the Special Meeting, and any adjourned session of the Special Meeting, to use the additional time to solicit additional proxies in favor of the Reverse Stock Split Proposal.

Additionally, approval of the Adjournment Proposal could mean that, in the event we receive proxies indicating that a majority of the number of outstanding shares of our Common Stock will vote against the Reverse Stock Split Proposal, we could adjourn or postpone the Special Meeting without a vote on the Reverse Stock Split and use the additional time to solicit the holders of those shares to change their vote in favor of the Reverse Stock Split Proposal.

Vote Required

The affirmative “FOR” vote of a majority of the shares of Common Stock present in person or represented by proxy at the Special Meeting and entitled to vote on this proposal is required to approve this proposal. Each of the failure to vote by proxy or to vote in person and a broker non-vote will have no effect on the Adjournment Proposal. An abstention will have the same practical effect as a vote against this proposal. As described above, we expect that the Adjournment Proposal is considered a “routine” matter. Therefore, your broker, bank or other nominee may vote your shares without receiving instructions from you on this proposal and accordingly, we do not expect any broker non-votes on this proposal. A failure to instruct your broker, bank or other nominee on how to vote your shares will not necessarily count as a vote against this proposal.

Board Recommendation

Our Board recommends that you vote “FOR” the Adjournment Proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our Common Stock (including shares issuable upon the exercise or conversion of securities that entitle the holders thereof to obtain Common Stock upon exercise or conversion in accordance with the terms thereof) as of March 3, 2023, by:

•        each person known by us to be the beneficial owner of more than five percent of our outstanding shares of Common Stock;

•        each of our directors;

•        each of our named executive officers; and

•        all directors and executive officers of the Company as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of options, warrants or other rights that are either immediately exercisable or exercisable on or before May 5, 2023, which is approximately 60 days after the date of this proxy statement. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Except as indicated in the footnotes to this table, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned and each person’s address is c/o Adial Pharmaceuticals, Inc. 1180 Seminole Trail, Suite 495, Charlottesville, Virginia 22901. As of March 3, 2023, we had 28,516,564 shares of Common Stock outstanding.

Name and address of beneficial owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Directors and named executive officers
Cary J. Claiborne (Chief Executive Officer, President, and Director)(1)	1,201,296	4.20%
Joseph Truluck (Chief Financial Officer)(2)	665,365	2.29%
William B. Stilley, III (CEO of Purnovate, Inc. and Director)(3)	2,551,629	8.49%
J. Kermit Anderson (Director)(4)	114,200	*
Robertson H. Gilliland, MBA (Director)(5)	114,200	*
Bankole Johnson, DSc, MD (Chief Medical Officer)(6)	856,199	2.97%
James W. Newman, Jr. (Director)(7)	883,118	3.04%
Kevin Schuyler, CFA (Director)(8)	274,505	*
Tony Goodman (Director)(9)	144,137	*

All current executive officers and directors as a group (9 persons)(10)	6,805,187	21.22%

____________

*        less than 1%

(1)      Comprised of 1,100,000 shares of common stock and an option to purchase 101,296 shares of common stock which will vest within 60 days of March 3, 2023, which shares were part of total option grants to purchase 196,667 shares of our common stock.

(2)      Comprised of 107,639 shares of our common stock. The number of shares also includes 5,927 warrants to purchase shares of common stock at an exercise price of $6.25 per share. Includes option to purchase 551,799 shares of common stock, which will vest within 60 days of March 3, 2023, which shares were part of a total option grant to purchase 635,132 shares of our common stock.

(3)      Includes (i) 687,729 shares of common stock, a warrant to acquire 10,829 shares of our common stock having an exercise price of $.0054 per share, a warrant to acquire 36,800 shares of our common having an exercise price of $5.00 per share, a warrant to acquire 5,452 shares of our common stock having an exercise price of $7.63 per share, a warrant to acquire 205,827 shares of our common stock having an exercise price of $6.25 per share; (ii) 333,250 shares of common stock, and a warrant to acquire 9,824 shares of our common stock having an exercise price of $7.63 per share owned by Mr. Stilley and his wife Anne T. Stilley. Does not include (x) 5,580 shares of our common stock owned by the Meredith A. Stilley Trust dtd 11/23/2010; (y) 5,580 shares of our common stock owned by the Morgan J. Stilley Trust dtd 11/23/2010; and (z) 5,580 shares of our common stock owned by the Blair E. Stilley Trust dtd 11/23/2010. The trusts are for the benefit of Mr. Stilley’s children and Mr. Stilley is not the trustee. Mr. Stilley disclaims beneficial ownership of these shares except to the extent of any pecuniary interest he may have in such shares. The number of shares reported for Mr. Stilley represents the number of shares he and the trusts received in connection with the corporate conversion/reincorporation and subsequent stock issuances. Includes option to purchase 1,261,918 shares of common stock which will have been vested within 60 days of March 3, 2023, which shares were part of total option grants to purchase 1,367,474 shares of our common stock. Of the shares of common stock listed above, 201,109 held by Mr. Stilley and his wife Anne T. Stilley that were issued to them in connection with the acquisition of Purnovate, LLC are subject to a lock-up and are held in escrow as collateral to secure certain of our rights in connection with the acquisition agreement until the earlier of two (2) year anniversary of the closing of the acquisition or on the termination date of Mr. Stilley’s employment if termination is by us without cause.

(4)      Includes option to purchase 114,469 shares of common stock which will vest within 60 days of March 3, 2023, which shares were part of total option grants to purchase 145,580 shares of our common stock.

(5)      Includes option to purchase 114,469 shares of common stock which will vest within 60 days of March 3, 2023, which shares were part of total option grants to purchase 145,580 shares of our common stock.

(6)      Includes (i) 148,246 shares of our common stock, owned by En Fideicomiso De Mi Vida 11/23/2010 (Trust); (ii) 93,000 shares of our common stock owned by En Fidecomiso de Todos Mis Suenos Grantor Retained Annuity Trust dated June 27, 2017; (iii) 201,055 shares of our common stock, a warrant to purchase 3,275 shares of our common stock having an exercise price of $7.63, warrants to purchase 39,714 shares of our common stock having an exercise price of $6.25, a warrant to purchase 17,600 shares of our common stock having an exercise price of $5.00 per share, all owned directly by Bankole A. Johnson; (iv) 22,320 shares of our common stock owned by En Fideicomiso De Mis Suenos 11/23/2010 (Trust); (v) 10,090 shares of our common stock owned by De Mi Amor 11/23/2010 (Trust); (vi) an aggregate of 9,300 shares of our common stock owned by Efunbowale Johnson, Ade Johnson, Lola Johnson, Lina Tiouririne, and Aida Tiouririne from whom Dr. Johnson has an voting proxy, (vi) 40,463 shares of our common stock owned by Medico-Trans Company, LLC. Medico-Trans Company, LCC is controlled by Bankole Johnson. Dr. Johnson is the Trustee of each Trust. Includes option to purchase 271,136 shares of common stock which will have been vested within 60 days of March 3, 2023, which shares were part of total option grants to purchase 290,580 shares of our common stock.

(7)      Includes (i) 152,963 shares of common stock, a warrant to purchase 5,415 shares of our common stock having an exercise price of $.0054 per share, a warrant to purchase 4,974 shares of our common stock having an exercise price of $7.63 per share, a warrant to acquire 205,715 shares of our common stock having an exercise price of $6.25 per share, and a warrant to acquire 92,000 shares of common stock having an exercise price of $5.00 per share, all owned by Virga Ventures, LLC; (ii) 41,160 shares of our common stock, a warrant to acquire 29,931 shares of our common stock at an exercise price of $6.25 per share and a warrant to acquire 2,372 shares of our common stock having an exercise price of $7.63 per share, all owned by Newman GST Trust FBO James W. Newman Jr; (iii) 50,221 shares of our common stock, a warrant to acquire 1,186 shares of our common stock having an exercise price of $7.63 per share and a warrant to acquire 45,178 shares of our common stock having an exercise price of $6.25 per share, and a warrant to acquire 20,000 shares of our common stock having an exercise price of $5.00 per share, all owned by Ivy Cottage Group, LLC.; (iv) 34,475 shares of our common stock, a warrant to acquire 2,707 shares of our common stock having an exercise price of $.0054 per share, a warrant to acquire 708 shares of our common stock having an exercise price of $7.63 per share, all owned by Rountop Limited Partnership, LLP; (v) 34,644 shares of common stock, and a warrant to acquire 10,000 shares of common stock having an exercise price of $6.25 per share held in a Roth IRA for the benefit of Mr. Newman; (vi) 20,000 shares of common stock, and a warrant to acquire 10,000 shares of common stock having an exercise price of $6.25 per share, all owned directly by Mr. Newman, and (vii) 5,000 shares of common stock owned by Courtney Newman, daughter of Mr. Newman. Mr. Newman is the sole member of Virga Ventures, LLC, the general partner of Ivy Cottage Group, LLC and Rountop Limited Partnership, LLP, and Trustee of the Newman GST Trust. Includes option to purchase 114,469 shares of common stock which will vest within 60 days of March 3, 2023, which shares were part of total option grants to purchase 145,580 shares of our common stock.

(8)      Includes (i) 3,042 shares of our common stock, and a warrant to acquire 1,963 shares of our common stock at an exercise price of $.0054 per share, and a warrant to acquire 1,172 shares of common stock at exercise price of $7.63, owned by Carolyn M. Schuyler, Mr. Schuyler’s wife, (ii) warrant to acquire 1,010 shares common stock at exercise price of $.0054 per share and warrant to acquire 8,649 shares common stock at exercise price of $7.63 per share, all owned by the Kevin William Schuyler 2020 Irrevocable Perpetuities Trust, for which Mr. Schuyler’s wife Carolyn M. Schuyler, is trustee, and (iii) 144,200 shares of common stock, all owned directly by MVA 151 Investors, LLC. MVA 151 Investors, LLC is an entity under Mr. Schuyler’s control. Includes option to purchase 114,469 shares of common stock which will vest within 60 days of March 3, 2023, which shares were part of total option grants to purchase 145,580 shares of our common stock.

(9)      Includes 8,755 shares of our common stock, and a warrant to acquire 7,000 shares of our common stock having an exercise price of price of $6.25 per share issued upon consummation of our initial public offering. Mr. Goodman has also been granted an option to purchase 176,160 shares of our common stock, of which 128,382 are vested and exercisable within 60 days of March 3, 2023.

(10)    Includes all of the directors, all of the named executive officers and Dr. Johnson.

DESCRIPTION OF SECURITIES

The following description of our capital stock is based upon our Certificate of Incorporation, our Amended and Restated Bylaws and applicable provisions of law, in each case as currently in effect. This discussion does not purport to be complete and is qualified in its entirety by reference to our Certificate of Incorporation (the “Certificate of Incorporation”) and our Amended and Restated Bylaws (the “Bylaws”), which are filed as exhibits to our Quarterly Report on Form 10-Q for the period ended September 30, 2022, We encourage you to read our Certificate of Incorporation, our Bylaws, and the applicable provisions of Delaware General Corporation Law, for additional information.

Common Stock

Authorized Shares of Common Stock.    We currently have authorized 50,000,000 shares of Common Stock.

Voting Rights.    The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders, except on matters relating solely to terms of preferred stock.

Dividend Rights.    Subject to preferences that may be applicable to any outstanding preferred stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor.

Liquidation Rights.    In the event of our liquidation, dissolution or winding up, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Other Rights and Preferences.    The holders of our Common Stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our Common Stock.

Fully Paid and Nonassessable.    All of our issued and outstanding shares of Common Stock are fully paid and nonassessable.

OTHER MATTERS

The only matters to be acted upon at the Special Meeting are the Reverse Stock Split Proposal and the Adjournment Proposal. No other matters will be acted upon at the Special Meeting.

2023 ANNUAL MEETING

As previously stated in our proxy statement filed with the SEC on September 1, 2022, pursuant to Rule 14a-8 under the Exchange Act, a stockholder proposal submitted for inclusion in our proxy statement for the 2023 Annual Meeting of Stockholders must be delivered to the Company’s Secretary at our corporate office at 1180 Seminole Trail, Suite 495, Charlottesville, Virginia 22901 no later than May 3, 2023, or, if the date of our 2023 Annual Meeting of Stockholders is more than 30 days from the anniversary date of the 2022 Annual Meeting of Stockholders, then the deadline is a reasonable time before we begin to print and send our proxy materials for our 2023 Annual Meeting of Stockholders.

If you intend to present a proposal at our 2023 Annual Meeting of Stockholders, including director nominations, but you do not intend to have it included in our 2023 Proxy Statement, you must deliver a copy of your proposal to our Secretary at our corporate office listed below under “Householding of Proxy Materials” no earlier than June 15, 2023 and no later than the close of business on July 17, 2023. The proposal must contain certain information specified in our Amended and Restated Bylaws; provided, however, that in the event that the date of our 2023 Annual Meeting of Stockholders is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the 2022 Annual Meeting of Stockholders, your notice will be timely if we receive it no earlier than the close of business on the 120th day prior to the 2023 Annual Meeting and no later than the close of business on the later of (i) the 90th day prior to such annual meeting, or (ii) the tenth day following the earlier of the date on which a public announcement setting forth the date of such meeting is first made.

In addition to satisfying all the requirements under our bylaws, to comply with the SEC’s new universal proxy rules for our 2023 annual meeting, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth all of the information required by Rule 14a-19 under the Exchange Act no later than August 14, 2023, provided that the date of the meeting has not changed by more than 30 calendar days. If such meeting date is changed by more than 30 days, then notice must be provided by the later of 60 calendar days prior to the date of the annual meeting or the 10th calendar day following the day on which public announcement of the date of the annual meeting is first made.

Householding of Proxy Materials

Some brokers and other nominee record holders may be “householding” our proxy materials. This means a single notice and, if applicable, the proxy materials, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received. We will promptly deliver a separate copy of the notice and, if applicable, the proxy materials to you if you write or call us at Adial Pharmaceuticals, Inc., 1180 Seminole Trail, Suite 495, Charlottesville, Virginia 22901, Telephone: (434) 422-9800. If you would like to receive separate notices and copies of our proxy materials and annual reports in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Exchange Act and, therefore, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the SEC’s website at www.sec.gov. The SEC’s website contains reports, proxy and information statements and other information regarding issuers, such as us, that file electronically with the SEC. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room.

Sincerely,
/s/ Cary J. Claiborne
Cary J. Claiborne
President and Chief Executive Officer
Charlottesville, Virginia
March 6, 2023

ANNEX A

REVERSE STOCK SPLIT CHARTER AMENDMENT

Annex A-1

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
ADIAL PHARMACEUTICALS, INC.

Adial Pharmaceuticals, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

1.      The name of the Corporation is Adial Pharmaceuticals, Inc.

2.      The Board of Directors of the Corporation has duly adopted a resolution pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The requisite stockholders of the Corporation have duly approved said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware. The amendment amends the Certificate of Incorporation of the Corporation as follows:

3.      The Certificate of Incorporation is hereby amended by adding the following new paragraph D to ARTICLE IV:

         ” D. Reverse Stock Split.

         Effective at 11:59 p.m. Eastern time on the day immediately following the filing of this Certificate of Amendment to the Certificate of Incorporation (the “Effective Time”) each share of the Corporation’s common stock, $0.001 par value per share (the “Old Common Stock”), either issued or outstanding or held by the Corporation as treasury stock, immediately prior to the Effective Time, will be automatically reclassified and combined (without any further act) into a smaller number of shares such that each [two (2) to fifty (50) shares of Old Common Stock with the exact number of shares to be determined by the Board of Directors and publicly announced by the Corporation prior to the Effective Time] issued and outstanding or held by the Company as treasury stock immediately prior to the Effective Time is reclassified and combined into one share of Common Stock, $0.001 par value per share, of the Corporation (the “New Common Stock”)(the “Reverse Stock Split”). Notwithstanding the immediately preceding sentence, no fractional shares shall be issued and, in lieu thereof, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the reclassification and combination following the Effective Time (after taking into account all fractional shares of Common Stock otherwise issuable to such holder) shall be entitled to receive a cash payment equal to the number of shares of the common stock held by such stockholder before the Reverse Stock Split that would otherwise have been exchanged for such fractional share interest multiplied by the average closing sales price of the Common Stock as reported on the Nasdaq for the ten days preceding the Effective Time.

         Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified and combined (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Effective Time), provided however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been combined.”

5.      The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

6.      This Certificate of Amendment shall be effective as of ____ at ____ Eastern Time.

[SIGNATURE PAGE TO CERTIFICATE OF AMENDMENT]

Annex A-2

IN WITNESS WHEREOF, Adial Pharmaceuticals, Inc. has caused this Certificate to be duly executed by the undersigned duly authorized officer as of this [•] day of [•], [•].

ADIAL PHARMACEUTICALS, INC.
By:
Name:	Cary J. Claiborne
Title:	President and Chief Executive Officer

Annex A-3

SPECIMEN 1 MAIN STREET ANYWHERE PA 99999-9999 VOTE ON INTERNET Go to http://www.vstocktransfer.com/proxy Click on Proxy Voter Login and log-on using the below control number. Voting will be open until 11:59 p.m. Eastern Time on April 11, 2023. CONTROL VOTE IN PERSON If you would like to vote in person, please attend the Special Meeting to be held on April 12, 2023 at 10:00 a.m. Eastern Time at , at 1180 Seminole Trial, Suite 495, Charlottesville, VA 22901 Special Meeting of Stockholders Proxy Card - Adial Pharmaceuticals, Inc. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL LISTED PROPOSALS 1. APPROVAL OF THE AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT WITH RESPECT TO THE COMPANY’S ISSUED AND OUTSTANDING COMMON STOCK, PAR VALUE $0.001 PER SHARE, AT A RATIO OF 1-FOR-2 TO 1-FOR-50 (THE “RANGE”) WITH THE RATIO WITHIN SUCH RANGE TO BE DETERMINED AT THE DISCRETION OF THE BOARD FOR AGAINST ABSTAIN 2. APPROVAL OF THE ADJOURNMENT PROPOSAL FOR AGAINST ABSTAIN Date Signature Signature, if held jointly Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by an authorized person. To change the address on your account, please check the box at right and indicate your new address. SPECIMEN AC:ACCT9999 90.00

ADIAL PHARMACEUTICALS, INC. Special Meeting of Stockholders April 12, 2023 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS PLEASE BE SURE TO SIGN REVERSE SIDE OR PROXY WILL NOT BE VALID TEST ISSUE REF 1999